Exhibit 99.1

News Release

Mirant Media contact:
Felicia Browder, 678 579 3111
felicia.browder@mirant.com

Mirant Investor Relations contacts:
Mary Ann Arico, 678 579 7553
maryann.arico@mirant.com

Sarah Stashak, 678 579 6940
sarah.stashak@mirant.com

LS Power contact:
Darpan Kapadia, Managing Director
212 615 3433
dkapadia@lspower.com

January 16, 2007

Mirant Announces Agreement for Sale of Six U.S. Gas Plants

ATLANTA — Mirant Corporation (NYSE: MIR) announced today that it has entered into a definitive purchase and sale agreement with LS Power Equity Partners, a member of the LS Power Group, for the sale of six U.S. natural gas fired plants for a purchase price of $1.407 billion, which includes estimated working capital. The net proceeds to Mirant from the sale after extinguishing $83 million of project-level debt are expected to be $1.324 billion. The company does not expect to recognize any significant tax or book gain on the transaction. The U.S. plants being sold are the following: Zeeland (903 MW), West Georgia (613 MW), Shady Hills (469 MW), Sugar Creek (561 MW), Bosque (546 MW) and Apex (527 MW), constituting a total of 3,619 MW. The transaction is expected to close by the second quarter of 2007 after the satisfaction of certain customary conditions to closing.

“Although these plants do not fit within our business strategy, they are excellent facilities,” said Edward R. Muller, Chairman and Chief Executive Officer of Mirant Corporation. “We wish LS Power great success with them.”

As previously announced, Mirant plans to continue returning cash to its shareholders upon completion of its planned asset and business sales. The amount of cash returned will be determined based on the outlook for the continuing business (1) to preserve the credit profile of the continuing business, (2) to maintain adequate liquidity for expected cash requirements including, among other things, capital expenditures for the continuing business, and (3) to retain sufficient working capital to manage fluctuations in commodity prices. Proceeds from the sales of the Zeeland and Bosque plants, expected to be approximately $500 million, will be reinvested in Mirant North America, a subsidiary of Mirant Americas Generation, and/or used to retire debt at Mirant North America.

Mirant Corporation was advised in the transaction by J. P. Morgan Securities Inc., as financial advisor, and King & Spalding, as legal counsel. LS Power Equity Partners was advised by Barclays Capital, as financial advisor, and Latham & Watkins, as legal counsel.

About Mirant Corporation

Mirant is a competitive energy company that produces and sells electricity in the United States, the Caribbean, and the Philippines. Mirant owns or leases approximately 17,300 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit http://www.mirant.com.

About LS Power Group

LS Power was founded in 1990 and is a fully integrated development, investment and asset management group of companies focused on the power industry. LS Power maintains offices in New York, New Jersey, Missouri, California, Florida and Massachusetts. www.lspower.com

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, the ability of Mirant to satisfy the conditions to closing of the transaction, including the absence of any material adverse change that would prevent closing, and other factors discussed in Mirant’s Form 10-K for the year ended December 31, 2005, and its Form 10-Q for the quarter ended September 30, 2006. Mirant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.